Exhibit 99.7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 14, 2023, Frequency Therapeutics, Inc., a Delaware corporation, or Frequency, entered into an Agreement and Plan of Merger, or the Merger Agreement, with Korro Bio, Inc., a Delaware corporation, or Legacy Korro, and Frequency Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Frequency, or Merger Sub. On November 3, 2023, Merger Sub merged with and into Legacy Korro, with Legacy Korro surviving the Merger as a wholly owned subsidiary of Frequency, or the Merger. The Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the closing of the Merger, the combined company changed its name to “Korro Bio, Inc.” and Legacy Korro changed its name to “Korro Bio Ops, Inc.”.

On November 3, 2023 at the time the certificate of merger was filed with and accepted by the Secretary of State of the State of Delaware, or the Effective Time, (i) each share of Legacy Korro common stock was converted into the right to receive a number of shares of Frequency common stock determined at the closing of the Merger equal to the total number of shares of Frequency common stock issued in the Merger multiplied by the applicable Legacy Korro stockholder’s percentage interest in Legacy Korro as set forth in the allocation certificate provided by Legacy Korro, or the Allocation Certificate, at closing. Each option to purchase shares of Legacy Korro common stock that was outstanding as of immediately prior to the Effective Time was automatically converted into an option to acquire the number of shares of Frequency common stock equal to the number of shares of Legacy Korro common stock subject to such option as of immediately prior to the Effective Time multiplied by the option exchange ratio provided for in the Merger Agreement and rounding that result down to the nearest whole number of shares. Each warrant to purchase shares of Legacy Korro common stock that was outstanding and unexercised as of immediately prior to the Effective Time and after giving effect to the automatic conversion of the Legacy Korro preferred stock was converted into and became a warrant to purchase Frequency common stock, and Frequency assumed each Legacy Korro warrant.

Immediately prior to the Merger, all then issued and outstanding shares of Legacy Korro’s preferred stock automatically converted into shares of Legacy Korro common stock, and no shares of Legacy Korro preferred stock were outstanding at the Effective Time. In addition, immediately prior to the Merger, Legacy Korro issued approximately $117.3 million of its common stock in a private placement, or the Pre-Closing Financing.

The stockholders of Frequency immediately prior to the Effective Time own approximately 9% of the aggregate number of outstanding shares of Frequency common stock immediately after the Effective Time, and the stockholders of Legacy Korro immediately prior to the Effective Time own approximately 91% of the aggregate number of outstanding shares of Frequency common stock immediately after the Effective Time on a fully-diluted basis, subject to certain assumptions, including, but not limited to (a) a valuation for Frequency equal to its net cash as of the business day immediately prior to the closing date of the Merger, plus $16.9 million, (b) a valuation for Legacy Korro equal to $325.6 million and (c) Legacy Korro issuing approximately $117.3 million of Legacy Korro common stock in the Pre-Closing Financing.

The following unaudited pro forma condensed combined financial information gives effect to the Merger, which has been accounted for as a reverse recapitalization under United States Generally Accepted Accounting Principles, or U.S. GAAP. Legacy Korro is considered the accounting acquirer for financial reporting purposes. This determination was based on the fact that, immediately following the Merger: (i) Legacy Korro stockholders own a substantial majority of the voting rights of the combined organization; (ii) Legacy Korro designated a majority (four of six) of the initial members of the board of directors of the combined organization (and has the right to designate an additional director); and (iii) Legacy Korro’s senior management hold all key positions in senior management of the combined organization. The transaction was accounted for as a reverse recapitalization of Frequency by Legacy Korro because on the effective date of the Merger, the pre-combination assets of Frequency were primarily cash and other non-operating assets. The fair value of any in process research and development assets potentially still remaining as of the combination were de-minimis when compared to the cash and investments obtained through the transaction.

As a result of Legacy Korro being treated as the accounting acquirer, Legacy Korro’s assets and liabilities were recorded at their pre-combination carrying amounts. Frequency’s assets and liabilities were measured and recognized at their fair values, which approximated their carrying values as of the effective date of the Merger, and combined with the assets, liabilities, and results of operations of Legacy Korro after the consummation of the Merger. As a result, upon consummation of the Merger, the historical financial statements of Legacy Korro became the historical consolidated financial statements of the combined company.

The unaudited pro forma condensed combined balance sheet data assumes that the Merger took place on September 30, 2023, and combines the historical balance sheets of Frequency and Legacy Korro as of such date. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine-month period ended September 30, 2023 and for the year ended December 31, 2022 assumes that the Merger took place as of January 1, 2022 and combines the historical results of Frequency and Legacy Korro for the period then ended. The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. Differences between the preliminary estimates and final amounts will likely occur as a result of the amount of cash used for Frequency’s operations, changes in the fair value of Frequency common stock, or other changes in Frequency’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Legacy Korro, and its Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Exhibit 99.4 of the Current Report on Form 8-K of which this Exhibit 99.7 is a part, and Frequency’s separate historical financial statements and its Management Discussion and Analysis of Financial Condition and Results of Operations with respect thereto included in its Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Frequency may materially vary from those of Legacy Korro. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Management is in the process of conducting a final review of Frequency’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Frequency’s results of operations or reclassification of assets or liabilities to conform to Legacy Korro’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of September 30, 2023

(in thousands)

	Frequency Therapeutics, Inc.	Korro Bio, Inc.	Pro Forma Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$41,723	$46,119	$111,961	A	$199,803
Prepaid expenses and other current assets	777	1,258	—		2,035
Restricted cash	—	1,768	—		1,768

Total current assets	42,500	49,145	111,961		203,606
Property and equipment, net	543	12,892	—		13,435
Advance payments for property and equipment	—	351	—		351
Operating lease right-of-use assets	1,339	26,425	(1,339)	L	26,425
Restricted cash, less current portion	1,967	3,406	—		5,373
Other non-current assets	—	3,612	(3,597)	A,B	15

Total assets	$46,349	$95,831	$107,025		$249,205

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$338	$2,836	$—		$3,174
Accrued expenses and other current liabilities	7,847	5,711	9,648	A,B,C,D	23,206
Operating lease liabilities, current portion	1,427	992	(1,427)	L	992

Total current liabilities	9,612	9,539	8,221		27,372
Operating lease liabilities, net of current portion	—	30,228	—	L	30,228

Total liabilities	9,612	39,767	8,221		57,600

Convertible preferred stock	—	209,321	(209,321)	E	—
Stockholders’ equity (deficit):
Common stock	37	7	356	E,F,G	400
Additional paid-in capital	340,308	4,315	8,120	H	352,743
Accumulated other comprehensive income	10	—	(10)	G	—
Accumulated deficit	(303,618)	(157,579)	299,659	I	(161,538)

Total stockholders’ equity (deficit)	36,737	(153,257)	308,125		191,605

Total liabilities, and stockholders’ equity (deficit)	$46,349	$95,831	$107,025		$249,205

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Nine Month Period Ended September 30, 2023

(in thousands, except share and per share data)

	Frequency Therapeutics, Inc.	Korro Bio, Inc.	Pro Forma Accounting Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$18,509	$41,828	$—		$60,337
General and administrative	26,498	15,813	—		42,311

Total operating expenses	45,007	57,641	—		102,648

Loss from operations	(45,007)	(57,641)			(102,648)
Other income (expense), net
Interest income	1,317	1,727	—		3,044
Interest expense	(284)	—	—		(284)
Other income (expense), net	2,043	168	—		2,211

Total other income (expense), net	3,076	1,895	—		4,971

Loss before income taxes	(41,931)	(55,746)	—		(97,677)

Income Tax	(22)	—	—		(22)

Net loss	$(41,953)	$(55,746)	$—		$(97,699)

Unrealized gain on available-for-sale investments	208	5	—		213

Comprehensive loss	$(41,745)	$(55,741)	$—		$(97,486)

Net loss per share, basic and diluted	$(58.26)	$(9.98)	$—		$(12.26)

Weighted-average shares used in computing net loss per share, basic and diluted	720,105	5,583,496	1,668,432	K	7,972,033

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Year Ended December 31, 2022

(in thousands, except share and per share data)

	Frequency Therapeutics, Inc.	Korro Bio, Inc.	Pro Forma Accounting Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$49,418	$42,201	$405	D,J	$92,024
General and administrative	33,584	16,797	3,553	D,J	53,934

Total operating expenses	83,002	58,998	3,958		145,958

Loss from operations	(83,002)	(58,998)	(3,958)		(145,958)
Other income (expense), net
Interest income	1,327	947	—		2,274
Interest expense	(961)	(118)	—		(1,079)
Other income (expense), net	1,054	147	—		1,201

Total other income (expense), net	1,420	976	—		2,396

Loss before income taxes	(81,582)	(58,022)	(3,958)		(143,562)

Tax benefit (provision)	2	(10)	—		(8)

Net loss	$(81,580)	$(58,032)	$(3,958)		$(143,570)

Unrealized gain (loss) on available-for-sale investments	(136)	2	—		(134)

Comprehensive loss	$(81,716)	$(58,030)	$(3,958)		$(143,704)

Net loss per share, basic and diluted	$(116.29)	$(11.30)	$—		$(18.10)

Weighted-average shares used in computing net loss per share, basic and diluted	701,518	5,135,554	2,094,117	K	7,931,189

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transaction

Legacy Korro, Frequency, and Merger Sub, Inc. entered into the Merger Agreement, pursuant to which Merger Sub, a wholly owned subsidiary of Frequency, merged with and into Legacy Korro, with Legacy Korro surviving as the surviving company. As a result of the Merger, Legacy Korro is a wholly owned subsidiary of Frequency. Upon the Effective Time, all shares of Legacy Korro’s common stock (including Korro common stock issued upon the conversion of Legacy Korro preferred stock prior to the Effective Time and in the Pre-Closing Financing, which closed immediately prior to the Effective Time) outstanding and issuable upon exercise of outstanding warrants and option to purchase common stock immediately prior to the Effective Time were converted into the right to receive approximately 7,848,776 shares of Frequency’s common stock. Any Legacy Korro common stock outstanding immediately prior to the Effective Time that was unvested or was subject to a repurchase option or a risk of forfeiture under any applicable agreement with Legacy Korro, then the shares of Frequency common stock issued in exchange for such shares of Legacy Korro common stock were to the same extent unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Frequency common stock were marked with appropriate legends.

Frequency assumed outstanding and unexercised options to purchase shares of Legacy Korro common stock, and in connection with the Merger they were converted into options to purchase shares of Frequency common stock based on the exchange ratio formula in the Merger Agreement.

Legacy Korro determined that the aggregate value of the consideration paid in the Merger to be $8.9 million. The fair value of consideration transferred is based on the number of common shares Frequency stockholders owned upon consummation of the Merger, multiplied by the closing price of Frequency common stock on October 31, 2023. The fair value of consideration transferred is not indicative of the combined entities enterprise value upon consummation of the Merger.

At the Effective Time, each person who as of immediately prior to the Effective Time was a stockholder of record of Frequency or had the right to receive Frequency’s common stock received a contractual contingent value right, or CVR, issued by Frequency subject to and in accordance with the terms and conditions of a Contingent Value Rights Agreement between Frequency, the holder’s representative and the Rights Agent, or the CVR Agreement, representing the contractual right to receive cash consideration from the post-closing combined company upon the receipt of certain proceeds from a disposition of Frequency’s pre-merger assets, calculated in accordance with the CVR Agreement.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11, or Article 11. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine-month period ended September 30, 2023 and for the year ended December 31, 2022, give effect to the Merger as if it had been consummated on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Merger and combines the historical balance sheets of Frequency and Legacy Korro as of such date. Based on Legacy Korro’s preliminary review of Legacy Korro’s and Frequency’s summary of significant accounting policies and preliminary discussions between management teams of Legacy Korro and Frequency, the nature and amount of any adjustments to the historical financial statements of Frequency to conform its accounting policies to those of Legacy Korro are not expected to be material. Upon completion of the Merger, further review of Frequency’s accounting policies may result in additional revisions to Frequency’s accounting policies and classifications to conform to those of Legacy Korro.

For accounting purposes, Legacy Korro is considered to be the acquiring company and the Merger has been accounted for as a reverse recapitalization of Frequency by Legacy Korro because on the Merger date, the pre-combination assets of Frequency are primarily cash and other non-operating assets.

The unaudited pro forma condensed combined balance sheet does not reflect contingent consideration with respect to the CVR because the value of the corresponding in-process research and development assets value is not expected to be material to Legacy Korro.

For purposes of these unaudited pro forma condensed combined financial statements, the purchase price consideration consists of the following (in thousands, except share and per share amounts):

Amount
Estimated number of shares of the combined company to be owned by Frequency’s stockholders (i)	738,526
Multiplied by the assumed price per share of Frequency’s common stock (ii)	$12.00

Estimated purchase price	$8,862
Estimated fair value of Frequency equity awards based on pre-combination service (iii)	$55

Total estimated purchase price (iv)	$8,917

(i)

Reflects the estimated number of shares of common stock of the combined company that Frequency equity holders would own as of the closing pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Frequency’s common stock outstanding as of October 31, 2023. The number of shares reflects the impact of the Frequency 1:50 reverse stock split that was effected prior to consummation of the Merger.

(ii)

Reflects the price per share of Frequency common stock, which is the closing trading price of Frequency’s common stock on October 31, 2023, adjusted to reflect the impact of the Frequency 1:50 reverse stock split.

(iii)

Reflects the fair value of the assumed Frequency’s equity awards attributable to pre-combination service (which amount is determined based on the closing trading price of Frequency common stock on October 31, 2023, the number of Frequency equity awards outstanding as of the Effective Time, and the period of service provided by the holders of the awards prior to the Effective Time). The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the acquisition-date fair value of the assumed Frequency’s equity awards:

Expected term (in years)	0.25
Volatility	48%
Risk free interest rate	5.6%
Dividend yield	0%

Under reverse recapitalization accounting, the assets and liabilities of Frequency were recorded, as of the completion of the Merger, at their fair value. Any difference between the consideration transferred and the fair value of the net assets of Frequency following determination of the actual purchase consideration for Frequency were reflected as an adjustment to additional paid-in capital. Consequently, under reverse recapitalization accounting, the subsequent financial statements of Legacy Korro will reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited pro forma condensed combined financial information is derived from the historical financial statements of Frequency and Legacy Korro and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of Legacy Korro shall become the historical financial statements of the combined company.

Legacy Korro and Frequency may incur significant costs associated with integrating the operations of Legacy Korro and Frequency after the Merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the Merger.

3.	Shares of Frequency Common Stock Issued to Legacy Korro Stockholders upon closing of the Merger

Prior to the Merger, all outstanding shares of Legacy Korro’s preferred stock were converted into Legacy Korro common stock, which was exchanged for shares of Frequency common stock based on the exchange ratio determined in accordance with the Legacy Korro Merger Shares formula described in the Merger Agreement. For purposes of the unaudited pro forma condensed combined financial information, the shares of Frequency common stock to be issued to holders of the Legacy Korro common stock was derived on a fully-diluted basis as of October 31, 2023 using the following stipulated valuations:

	Valuation (in thousands)	Allocation Percentage
Legacy Korro	$325,639	66.9195%
Pre-Closing Financing	117,250	24.0951
Legacy Frequency	43,724	8.9854

Aggregate valuation	$486,613	100.0000%

Immediately prior to the closing, Legacy Frequency had a total of 774,869 outstanding shares (as defined in the Merger Agreement). Based upon Legacy Frequency’s outstanding shares, the table above and the terms of the Merger Agreement, a total of 8,623,645 shares of Frequency common stock (774,869 divided by 8.9854%) of which 7,848,776 was to be allocated to Legacy Korro securityholders, and Pre-Closing Financing securityholders as follows (ignoring rounding of fractional shares):

	Post- Merger Frequency Shares	Allocation Percentage	Post-Merger Shares of Frequency Common Stock Issued or Reserved for Issuance
Legacy Korro common stock, convertible preferred stock and common stock issuable upon the exercise of outstanding options and warrants	8,623,645	66.9195%	5,770,900
Shares of Korro common stock to be issued upon consummation of Pre-Closing Financing	8,623,645	24.0951%	2,077,876

Shares of Frequency common stock issued (or reserved) to Legacy Korro stockholders upon closing of the Merger			7,848,776

The shares of Frequency common stock issued to Legacy Korro’s securityholders have been adjusted to give effect to the Frequency 1:50 reverse stock split.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Pro Forma Accounting Adjustments” are primarily based on information contained within the Merger Agreement.

Given Legacy Korro’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the condensed combined statements of operations and comprehensive loss resulted in no additional income tax adjustment to the unaudited pro forma financials.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.

To reflect net cash proceeds of $112.0 million from the sale and issuance of 42,176,255 shares of Legacy Korro common stock at a purchase price of $2.78 per share in the Pre-Closing Financing. Legacy Korro expects to incur $6.2 million of direct and incremental transaction costs in connection with the Pre-Closing Financing. Of the $6.2 million of Pre-Closing Financing costs, $5.2 million relate to amounts netted against cash proceeds. As $0.7 million of pre-closing financing costs were included in the historical balance sheet within other non-current assets as of September 30, 2023, an adjustment was recorded to decrease other non-current assets by $0.7 million. Adjustments were recorded to increase accrued liabilities by $0.3 million, and to decrease additional paid in capital by $6.2 million in the unaudited pro forma condensed combined balance sheet. As the Merger has been accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash and investments, of Frequency, these direct and incremental costs are treated as a reduction of the proceeds received resulting in an adjustment to additional paid in capital of $111.0 million.

B.

To reflect transaction costs of $6.5 million that have been incurred by Legacy Korro in connection with the Merger, such as legal fees, accounting expenses and consulting fees. As $2.9 million of these costs were included in the historical balance sheet within other non-current assets as of September 30, 2023, of which $2.0 million of these transaction costs were paid during the period, $0.2 million has been included in accounts payable and $0.7 million has been included in accrued expenses, adjustments were recorded to decrease other non-current assets by $2.9 million, to increase accrued liabilities by $3.6 million, and to decrease additional paid-in capital by $6.5 million in the unaudited pro forma condensed combined balance sheet. As the Merger has been accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash and investments, of Frequency, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital. Note there are additional transaction costs related to Pre-Closing Financing further discussed in Note A.

C.

To reflect transaction costs of $6.1 million that have been incurred by Frequency in connection with the Merger, such as adviser fees, audit and legal fees, and printing fees. As $4.1 million of these transaction costs were included in the historical balance sheet as of September 30, 2023, of which $3.5 million of these transaction costs has been included in accrued expenses and $0.6 million were paid during the period, adjustments were recorded of $2.0 million as an increase in accrued liabilities and accumulated deficit in the unaudited pro forma condensed combined balance sheet (see Note G). The $6.1 million of expenses are not reflected in the unaudited pro forma condensed combined income statement as they were not recorded by Legacy Korro as the accounting acquirer.

D.

Compensation expense of $3.7 million related to severance resulting from employment agreements entered into by Frequency in contemplation of the Merger is reflected as a non-recurring increase to accumulated deficit and accrued liabilities in the unaudited pro forma condensed combined balance sheet. In the unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2022, $0.3 million and $3.4 million is reflected as research and development and general and administrative expense, respectively.

E.

To reflect the conversion of 97,714,516 shares of Legacy Korro’s convertible preferred stock into shares of Legacy Korro’s common stock immediately prior to the Merger on a one-to-one basis. The conversion of Legacy Korro’s convertible preferred stock into common stock results in an increase of $0.1 million common stock par value and an increase of $209.2 million to additional paid-in capital.

F.

To reflect the exchange of 6,006,125 outstanding shares of Legacy Korro’s common stock, 97,714,516 shares of converted preferred stock into common stock, and 42,176,255 shares of Legacy Korro common stock issued in the Pre-Closing Financing into 7,249,325 shares of Frequency’s common stock as of September 30, 2023, based on the assumed exchange ratio for purposes of these unaudited pro forma condensed combined financial information. The exchange of Legacy Korro common stock for Frequency common stock results in an increase of $0.3 million common stock par value and a decrease of $0.3 million to additional paid-in capital.

G.

To reflect the elimination of Frequency’s historical equity, including 738,526 outstanding shares of common stock, adjusted to give effect to the Frequency 1:50 reverse stock split, at their par value of $0.001, $305.7 million of accumulated deficit, including Frequency’s transaction costs of $2.0 million (see Note C), $340.3 million additional paid-in capital, less than $0.1 million of accumulated other comprehensive income for the period ended September 30, 2023, and record the effect of the reverse recapitalization of Frequency for a total of $34.7 million, which is the net assets of Frequency as of the time of the Merger.

Amount
Pre-combination Frequency additional paid-in capital:
Historical Frequency additional paid-in capital	$(340,308)

Total pre-combination Frequency additional paid-in capital	(340,308)
Pre-combination Frequency accumulated deficit:
Frequency transaction costs (Note C)	2,033
Historical Frequency accumulated deficit	303,618

Total pre-combination Frequency accumulated deficit	305,651
Frequency common stock	(37)
Frequency accumulated other comprehensive income	(10)

Total adjustment to historical equity (net assets of Frequency)	$(34,704)

H.	The pro forma adjustments recorded to additional paid-in capital as noted above, include:

Amount
Elimination of pre-combination Frequency additional paid-in capital (Note G)	$(340,308)
Record purchase of Frequency historical net assets (Note G)	34,704
Transaction costs of Legacy Korro (Note B)	(6,554)
Conversion of Legacy Korro common stock (Note E & F)	208,928
Acceleration of post-combination stock compensation expense (Note J)	232
Pre-Closing Financing (Note A)	111,030
Frequency lease adjustment (Note L)	88

Total adjustment to additional paid-in capital	$8,120

I.	The pro forma adjustments recorded to accumulated deficit as noted above, include:

Amount
Elimination of historical Frequency accumulated deficit (Note G)	$305,651
Severance costs of Frequency employees (Note D)	(3,727)
Acceleration of post-combination stock compensation expense (Note J)	(232)
Frequency transaction costs (Note C)	(2,033)

Total adjustment to accumulated deficit	$299,659

J.

To reflect the non-recurring stock-based compensation of $0.3 million, which is reflected as an increase in additional paid-in capital and accumulated deficit in the unaudited pro forma condensed combined balance sheet related to the acceleration of vesting upon the change of control and termination of employment for certain awards. In the unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2022, $0.1 million and $0.2 million is reflected as research and development and general and administrative expense, respectively.

K.

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net income for the year ended December 31, 2022, and the nine-months ended September 30, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the total number of shares of common stock of the combined company for the respective periods. As the combined organization is in a net loss position for both periods presented, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same for both periods presented. The exchange ratio and shares of Frequency common stock issued to Legacy Korro’s securityholders have been adjusted to give effect to the Frequency 1:50 reverse stock split. For the year ended December 31, 2022, and the nine-months ended September 30, 2023, the pro forma weighted average shares outstanding has been calculated as follows:

	September 30, 2023	December 31, 2022
Legacy Korro weighted-average shares of common stock outstanding-basic and diluted	5,583,496	5,135,554
Impact of Legacy Korro’s convertible preferred stock assuming conversion as of January 1, 2022	97,714,516	97,714,516
Impact of Legacy Korro pre-closing financing shares assuming consummation as of January 1, 2022	42,176,255	42,176,255

Total prior to exchange ratio	145,474,267	145,026,325
Application of exchange ratio to historical Legacy Korro weighted-average shares outstanding	0.049688	0.049688

Adjusted Legacy Korro weighted-average shares outstanding	7,228,325	7,206,068
Historical Frequency weighted-average shares of common stock outstanding, effected for reverse stock-split	720,105	701,518
Impact of Frequency common shares related to stock awards assuming accelerated vesting as of January 1, 2022	23,603	23,603

Total pro forma combined weighted average shares of common stock outstanding-basic and diluted	7,972,033	7,931,189

L.

To reflect Frequency’s modification of its existing lease agreement with HCP/KING 75 Hayden LLC on August 11, 2023 to terminate the lease effective January 31, 2024. As the remaining lease term at closing of the Merger is less than 12 months, Legacy Korro, as the accounting acquirer, applied its practical expedient to account for the lease as a short-term lease. For the purpose of the unaudited pro forma condensed balance sheet, Frequency’s modification of its lease is reflected with adjustments to decrease operating lease right-of-use assets by $1.3 million, decrease operating lease liabilities, current portion by $1.4 million, and increase additional paid-in capital by $0.1 million as of September 30, 2023.